June 3, 2019

April LaStella

President

Graphene Future, Inc.

1621 Central Avenue

Cheyenne, WY 82001

Ms. LaStella,

2050 Corp. aka 2050 Motors, Inc. (“2050” or the “Company”) provides you herein with Notice of Termination of any and all discussions and agreements, including a memorandum of understanding (“MOU”) to purchase 20% of Graphene Future, Inc. and the exclusive rights to utilize and distribute your graphene products for the electric vehicle battery market. The signing of such agreement was executed and announced on or around February 15, 2018.

Accordingly, you are no longer authorized to represent to any organization, business, person, or other entity that any such MOU or similar agreement exists between 2050 and Graphene Future, Inc. We hereby demand any and all return of materials shared by 2050 with Graphene Future, Inc. to our offices at:

2050 Corp.

25 N River Lane, Suite 2050

Geneva, IL 60134

(630) 708-0750

By e-mail: info@2050motors.com

Your cooperation and response to the above requests for information are critical for transparency to our investors. Should you fail to provide the requested documents by COB June 7, 2019, we will assume you do not intend to cooperate in this matter. We will take all necessary actions to disclose our termination and requests via filings with the SEC and appropriate governmental bodies in our state of incorporation in CA, in NV where our subsidiary by the same name was previously incorporated, or in WY where Graphene Future is incorporated.

Govern yourself accordingly,

Vikram Grover

CEO

2050 Corp. aka 2050 Motors Inc.